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                                                                     EXHIBIT 8.1


                                                   2001 ROSS AVENUE   AUSTIN
                                                   DALLAS, TEXAS      BAKU
BAKER BOTTS L.L.P.                                 75201-2980         DALLAS
                                                   214.953.6500       HOUSTON
                                                   FAX 214.953.6503   LONDON
                                                                      NEW YORK
                                                                      RIYADH
                                                                      WASHINGTON



DRAFT                                              Stephen D. Marcus
                                                   214-953-6533
April __, 2004                                     FAX 214-661-4533
                                                   steve.marcus@bakerbotts.com
Hines Real Estate Investment Trust, Inc.
2800 Post Oak Blvd.
Suite 5000
Houston, Texas  77056

  Re: Offering of Common Shares
      (Registration Statement No. 333-108780)

Ladies and Gentlemen:

      We have acted as tax counsel to Hines Real Estate Investment Trust, Inc., a Maryland corporation (the "Company"), in connection with its issuance of up to 220,000,000 shares of its common stock (the "Common Shares").

      In formulating our opinion, we have reviewed such documents as we deemed necessary or appropriate, including (i) the above-captioned Registration Statement on Form S-11, as declared effective by the U.S. Securities and Exchange Commission (the "Commission") on ________, 2004 (the "Registration Statement"); (ii) the Prospectus of the Company, dated ________, 2004, included in the Registration Statement (the "Prospectus"); (iii) the Amended and Restated Articles of Incorporation of Hines Real Estate Investment Trust, Inc,; (iv) the Certificate of Limited Partnership of Hines REIT Properties, L.P.; and (v) the Amended and Restated Agreement of Limited Partnership for Hines REIT Properties, L.P., dated as of _______, 2004 (collectively, the "Relevant Documents"). In addition, we have made such other factual and legal inquiries as we have considered necessary or appropriate.

      Our opinion set forth below assumes (i) the initial and continuing accuracy of the statements and facts concerning the Common Shares set forth in the Relevant Documents; (ii) the conformity of the Common Shares to the terms set forth in the Relevant Documents; (iii) that the Company and Hines REIT Properties, L.P. are, and continue to be, organized and managed as set forth in the Relevant Documents; (iv) that the Amended and Restated Articles of Incorporation of Hines Real Estate Investment Trust, Inc, and the Certificate of Limited Partnership and Amended and Restated Agreement of Limited Partnership for Hines REIT Properties, L.P., are not amended or modified in any material respect and that all material terms and conditions in such documents are complied with; and (v) the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as photocopies. We also have assumed that the transactions related to the issuance of the Common Shares, and the subsequent transactions involving the Common Shares, will be consummated in the manner contemplated by the Relevant Documents. If any of the above described assumptions are untrue for any reason or if the issuance of the Common Shares, or subsequent transactions involving the Common Shares,
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BAKER BOTTS L.L.P.
Hines Real Estate
 Investment Trust, Inc.               2                           April __, 2004



are consummated in a manner that is inconsistent with the manner described in the Relevant Documents, our opinion as expressed below may be adversely affected and may not be relied upon.

      Based on the foregoing, we are of the opinion that:

      1. The Company is organized in conformity with, and satisfies, the organizational requirements specified in paragraphs (1)-(4) of Section 856(a) and paragraph (2) of Section 859(a) of the Internal Revenue Code of 1986, as amended (the "Code"), for classification as a REIT for tax purposes.

      2. All statements of law and legal conclusions, but not statements of facts, contained in the "Material Tax Consequences" section of the Prospectus are correct in all material respects.

      We express no opinion concerning any tax consequences associated with the Company or the Partnership other than those specifically set forth herein. In particular, we express no opinion as to whether the Company will satisfy the other requirements (i.e., the requirements other than those specified in our opinion above) which must be satisfied under the Code in order for the Company to be classified as a REIT for tax purposes, which requirements relate to, among other things, the nature of the Company's gross income, the composition of the Company's assets, the level of distributions to the Company's shareholders, and the diversity of the ownership of the Company's stock.

      Our opinion is based on current provisions of the Code, Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service, and case law, any of which may be changed at any time with retroactive effect. Any change in applicable law or the facts and circumstances surrounding the Common Shares, or any inaccuracy in the statements, facts, assumptions, and representations on which we relied, may affect the continuing validity of the opinion set forth herein. We assume no responsibility to inform you of any such changes or inaccuracy that may occur or come to our attention. Moreover, we note that our opinion is not binding on the Internal Revenue Service or the courts, either of which could take a contrary position.

      We consent to the use of our name under the heading "Federal Income Tax Considerations" in the Prospectus. We hereby consent to the filing of this opinion with the Commission as Exhibit 8.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission promulgated thereunder.
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BAKER BOTTS L.L.P.
Hines Real Estate
 Investment Trust, Inc.               3                           April __, 2004





                                    Sincerely,


                                    BAKER BOTTS L.L.P.